Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                       PRESS RELEASE

For Immediate Release

OVERSEAS SHIPHOLDING GROUP ANNOUNCES MANAGEMENT CHANGES

NEW YORK, NY – January 20, 2009 – Overseas Shipholding Group, Inc. (OSG or the Company) (NYSE: OSG), a market leader providing global energy transportation services, today announced several executive management changes at OSG and at OSG America L.P. (NYSE: OSP), a master limited partnership in which OSG has a 77.1% interest. The changes are effective immediately.

At OSG, Captain Robert Johnston, Senior Vice President and Head of Shipping Operations, has been appointed Head of the U.S. Flag Strategic Business Unit. Captain Ian T. Blackley, Managing Director and Chief Operating Officer of OSG Ship Management (UK) Ltd., has been appointed Head of International Shipping Operations.

At OSG America L.P., Myles R. Itkin, previously Chief Financial Officer of OSG America, was appointed President and Chief Executive Officer, replacing Jonathan Whitworth who resigned from the Company. Mr. Itkin retains his current position as Executive Vice President, Chief Financial Officer and Treasurer of OSG. Henry P. Flinter, Vice President, Corporate Finance of OSG Ship Management, Inc., has been promoted to Chief Financial Officer of OSG America L.P., filling the position vacated by Mr. Itkin. Mr. Flinter was also appointed to the Board of Directors of OSG America LLC.

Morten Arntzen, President and Chief Executive Officer of OSG, commented, “Today’s management changes enhance our operational leadership in all aspects of our business and demonstrate the breadth and depth of our global management team. Bob Johnston’s unwavering commitment to quality operations has unified OSG’s ratings, officers and shoreside personnel through common processes across our International and U.S. Flag fleet. I am confident his dedication to success will benefit our U.S. Flag business. Moving Captain Johnston into this role, a veteran in the U.S. Flag market, demonstrates our unwavering commitment to this important business unit.” Arntzen continued, “Ian Blackley’s track record of leadership and hands-on management has been critical to improved operational performance of the crude oil tanker fleet. Captain Blackley will work with Captain Johnston and Captain George Dienis, the head of our Athens office, to ensure that we have the same high standard of operations and focus on safety throughout the OSG Fleet.”

Captain Robert Johnston, 61, brings more than four decades of shipping experience to his new role. Since his appointment as Head of Shipping Operations in 2005, he has established numerous programs focused on improved safety, environmental and operational performance of the Company’s International and U.S. Flag fleet. Most recently he created an open reporting system for crews and established an Operations Integrity Group. Captain Johnston began his career at OSG in 1969 as third mate and since coming shoreside in 1976, has served in numerous capacities at the Company. Captain Johnston will relocate and lead the U.S. Flag business from Tampa, Florida.

Captain Ian T. Blackley, 54, has more than 37 years experience in ship operations. In his new role, he will oversee technical management of OSG’s International Flag fleet, including operations in Athens, Greece; Newcastle, United Kingdom; and Manila, Philippines. Captain Blackley is also Managing Director and Chief Operating Officer of OSG Ship Management (UK) Ltd. with technical management oversight of the Company’s crude oil tanker fleet, a position he has held since 2005. Most recently he established technical operations for the Company’s LNG carriers. Since joining OSG in 1991, Captain Blackley has held numerous financial and operational roles including Vice President Treasury. Captain Blackley will report to Morten Arntzen, President and CEO.

In his capacity as Chief Financial Officer of OSG, Myles R. Itkin, 61, has been instrumental in directing a disciplined financial strategy as the Company has more than doubled its operating and newbuild fleet in the last five years. Most recently, he directed company-wide process improvement and cost reduction initiatives. Mr. Itkin’s responsibilities include finance, accounting, treasury, strategic planning, investor relations, risk management and information technology.

Prior to his promotion, Henry P. Flinter, 44, was Vice President Corporate Finance, responsible for treasury, corporate finance and capital market transactions at OSG. Most recently in this role, he represented OSG in completing $500 million in financing for a joint venture with Euronav NV (EURONEXT BRUSSELS: EURN) to convert two ULCCs to FSO (Floating Storage Offloading) service vessels. Mr. Flinter joined OSG in 2002 and has nearly 20 years experience in senior finance and accounting positions. Mr. Flinter will report to Captain Johnston and will relocate to Tampa, Florida.

Additional information about the management team can be found on www.osg.com and www.osgamerica.com.

# # #

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Contact
Jennifer L. Schlueter
Vice President, Investor Relations & Corporate Communications
OSG Ship Management, Inc.
E-mail: jschlueter@osg.com
Tel: (212) 578-1634